GLOBAL ENVIRONMENTAL SOLUTIONS, INC.

                            RETIREMENT SAVINGS PLAN

                            RELATED TRUST AGREEMENT


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                               TABLE OF CONTENTS

                                                                      Page No.

ARTICLE 1 - ESTABLISHMENT OF TRUST FUND . . . . . . . . . . . . . . . . .  1
ARTICLE 2 - DISBURSEMENT OF FUNDS
  2.1  Disbursement of Funds. . . . . . . . . . . . . . . . . . . . . . .  2
  2.2  Excess Contributions . . . . . . . . . . . . . . . . . . . . . . .  2
ARTICLE 3 - INVESTMENT OF TRUST . . . . . . . . . . . . . . . . . . . . .  2
ARTICLE 4 - POWERS OF TRUSTEE
  4.1  Purchase of Property . . . . . . . . . . . . . . . . . . . . . . .  3
  4.2  Sale Exchange, Conveyance and Transfer of Property . . . . . . . .  3
  4.3  Exercise of Owners' Rights . . . . . . . . . . . . . . . . . . . .  3
  4.4  Settlement of Claims and Debts . . . . . . . . . . . . . . . . . .  3
  4.5  Retention of Cash. . . . . . . . . . . . . . . . . . . . . . . . .  3
  4.6  Retention of Property Acquired . . . . . . . . . . . . . . . . . .  3
  4.7  Registration of Investments. . . . . . . . . . . . . . . . . . . .  4
  4.8  Employment of Agents and Counsel . . . . . . . . . . . . . . . . .  4
  4.9  Execution of Instruments . . . . . . . . . . . . . . . . . . . . .  4
  4.10 Power to do any Necessary Act. . . . . . . . . . . . . . . . . . .  4
  4.11 Fiduciary Standard of Conduct. . . . . . . . . . . . . . . . . . .  4
ARTICLE 5 - COMPENSATION, EXPENSES AND TAXES. . . . . . . . . . . . . . .  4
ARTICLE 6 - MAINTENANCE OF RECORDS. . . . . . . . . . . . . . . . . . . .  5
ARTICLE 7 - REMOVAL OR RESIGNATION OF TRUSTEE AND
            APPOINTMENT OF SUCCESSOR TRUSTEE. . . . . . . . . . . . . . .  5
ARTICLE 8 - IMMUNITY OF TRUSTEE
  8.1  Protection of Trustee. . . . . . . . . . . . . . . . . . . . . . .  6
  8.2  Limitation of Liability. . . . . . . . . . . . . . . . . . . . . .  6
  8.3  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  6
  8.4  Evidence of Action of Company. . . . . . . . . . . . . . . . . . .  7
  8.5  Reliance on Counsel. . . . . . . . . . . . . . . . . . . . . . . .  7

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ARTICLE 9 - QUALIFIED INVESTMENT MANAGER
  9.1  Appointment and Acknowledgement. . . . . . . . . . . . . . . . . .  7
  9.2  Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  9.3  Relation to Trustee. . . . . . . . . . . . . . . . . . . . . . . .  8
  9.4  Resignation or Removal . . . . . . . . . . . . . . . . . . . . . .  8
ARTICLE 10 - CONCERNING INSURANCE COMPANIES . . . . . . . . . . . . . . .  8
ARTICLE 11 - AMENDMENT AND TERMINATION
  11.1 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  11.2 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
ARTICLE 12 - SPENDTHRIFT PROVISIONS . . . . . . . . . . . . . . . . . . .  9
ARTICLE 13 - ADOPTION BY OTHER BUSINESS ENTITIES. . . . . . . . . . . . . 10
ARTICLE 14 - CONSTRUCTION OF AGREEMENT. . . . . . . . . . . . . . . . . . 10
ARTICLE 15 - MISCELLANEOUS PROVISIONS
  15. 1 Disposition of Unclaimed Benefits. . . . . . . . . . . . . . . . . 10
  15.2  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  15.3  Titles, Headings, Number, and Gender . . . . . . . . . . . . . . . 11
  15.4  Counterparts as Original . . . . . . . . . . . . . . . . . . . . . 11

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                      GLOBAL ENVIRONMENTAL SOLUTIONS, INC.

                            RETIREMENT SAVINGS PLAN

                            RELATED TRUST AGREEMENT

TRUST AGREEMENT (the "Agreement") made as of January 1, 1994, by and between Global Environmental Solutions, Inc. and any related and/or successor employers (the "Company"), and Wilmington Trust Company (the "Trustee").


                                  WITNESSETH:

WHEREAS, the Company has heretofore adopted a 401(k) plan (the "Plan"), for the benefit of the participants of the Plan and their beneficiaries as therein defined.

NOW, THEREFORE, the Company and the Trustee agree as follows:


                                   ARTICLE 1

                          ESTABLISHMENT OF TRUST FUND

The Company hereby establishes with the Trustee a trust fund (the "Fund") consisting of cash and such other property acceptable to the Trustee as shall, from time to time, be paid or delivered to the Trustee and the earnings and profits thereon. The Fund shall be held, managed and administered by the Trustee in trust in accordance with the provisions of this Agreement without distinction between principal and income. At no time shall any part of the Fund (whether by reason of any amendment of this Agreement, or otherwise) be used for, or diverted to, purposes other than the exclusive benefit of participants of the Plan or their beneficiaries: provided, however, that contributions made by the Company by mistake of fact or which are not deductible under Section 404 of the Internal Revenue Code of 1986 (the "Code") may, at the request of the Company, be returned to the Company within one year of the mistaken payment of contribution or the date of disallowance of the deduction, as the case may be. If, on the initial determination as to qualification under the Code, the Internal Revenue Service rules that the Plan and the trust established hereunder are not qualified, then the Company may direct the Trustee to return the portion of the Fund attributable to its contributions to it within one year of denial of qualification, provided the application for the determination is made by the time prescribed by law for filing the Company's return for the taxable year in which such Plan was adopted, or such later date as the Secretary of the Treasury may prescribe. Any amounts refunded to the Company shall not include investment earnings and must be reduced by its share of investment losses, if any.

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                                   ARTICLE 2

                             DISBURSEMENT OF FUNDS

2.1  Disbursement of Funds

     The Trustee shall, from time to time, on the written directions of Noble Lowndes the Recordkeeper") as duly authorized by the Plan administrator, make payments out of the Fund to much persons, in such manner, in such amounts and for such purposes as may be specified in such written directions of the Recordkeeper, and upon any such payment being made, the amount thereof shall no longer constitute a part of the Fund. The Trustee shall not be responsible in any way with respect to the application of such payments or for the administration of the Plan. The Trustees shall be under no duty to enforce payment of any contributions to the Fund and shall not be responsible for the adequacy of the Fund to meet and discharge any and all liabilities under the Plan.

2.2  Excess Contributions

     Notwithstanding anything contained herein to the contrary, the amount of "excess contributions" (as such term is defined by Section 401(k)(8)(B) of the Code) may be returned to the Company or distributed to "highly compensated employees" (as such term is defined by Section 414(q) of the Code), as the case may be, pursuant to Section 401(k)(8) of the Code and regulations thereunder.


                                   ARTICLE 3

                            INVESTMENT OF TRUST FUND

The Trustee shall and when directed by the Recordkeeper invest the Fund in (a) such separate investment under funds established in accordance with the terms of the Plan: and (b) loans, if any, granted to participants in accordance with the terms of the Plan.

The Recordkeeper shall advise the Trustee of the amounts which shall be allocated to each of said Investment fund or funds, and to each of' said loans if any. The Trustee shall hold the amounts so specified as part of the investment fund to which it shall have been allocated.

The Plan is intended to meet the requirements of Section 404(c) of ERISA. Therefore. the Trustee shall not be liable for any loss or expense which is (a) the direct and necessary result of the participant's or beneficiary's exercise of control and/or (b) the result of the Trustee's refusal or failure to comply with any such direction which if implemented would violate plan provisions or applicable law.
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                                   ARTICLE 4

                               POWERS OF TRUSTEE

Trustee shall have the following powers and authority in the administration of the trust hereby created:

4.1  Purchase of Property

     To purchase, or subscribe for, any security or property and to retain the same in trust.

4.2  Sale, Exchange, Conveyance and Transfer of Property

     To sell or otherwise dispose of, by private or public sale, any personal property held by the Trustee. No person dealing with the Trustee shall be bound to verify the application of the purchase money or to inquire into the validity, expediency or propriety of any such sale or other Disposition.

4.3  Exercise of Owners' Rights

     To exercise any ownership rights relating to any assets of the Fund including, but not limited to, any rights as owner of any securities which are part of the Fund.

4.4  Settlement of Claims and Debts

     To settle, compromise or submit to arbitration any claim, debt or damage due or owing to or from the Fund; to commence or defend suits or legal or administrative proceedings; and to represent the Fund in all suits and legal and administrative proceedings.

4.5  Retention of Cash

     To keep such portion of the Fund in cash or cash balances as the Trustee may, from time to time, deem to be in the best interests of the trust created hereby, it being understood that the Trustee shall not be required to pay any interest on any such cash balances.

4.6  Retention of Property Acquired

     To accept and retain for such time as it may deem advisable any security or other property received or acquired by it as Trustee hereunder, whether or not such security or other property is productive of income or would normally be purchased as investments hereunder.

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4. 7 Registration of Investments

     To register any investment held as part of the Fund in the name of the Trustee or in the name of a nominee and to hold any investment in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Fund.

4.8  Employment of Agents and Counsel

     To employ suitable agents and counsel (who may be counsel for the Company or Trustee) and to pay their reasonable expenses and compensation.

4.9  Execution of Instruments

     To make. execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted.

4.10 Power to do Any Necessary Act

     To do all such acts, undertake all such proceedings and exercise all such rights and privileges, although not specifically mentioned herein, as necessary or proper for the accomplishment of the foregoing powers or otherwise in the best interests of the Fund.

4.11 Fiduciary Standard of Conduct

     The Trustee shall discharge its duties solely in the interest of the participants and their beneficiaries for the exclusive purpose of providing benefits to participants and their beneficiaries and defraying reasonable expenses of administering the Plan.


                                   ARTICLE 5

                        COMPENSATION, EXPENSES AND TAXES

The Company may elect to pay (a) the expenses incurred by the Trustee in performance of its duties, including reasonable fees for legal services rendered to the Trustee: (b) such compensation to the Trustee. as may be agreed upon in writing from time to time between the Company and the Trustee; (c) all other proper charges and disbursements of the Trustee: (d) administrative expenses of the Plan including premiums for any surety bond covering fiduciaries of the Plan and trust which may be required under Section 412 of ERISA and (e) the fees and retainers of the Plan's recordkeeper, consultant,

                                                                           4
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custodian, administrator and counsel.  If the Company does not elect to pay all or part of these expenses, the Trustee shall pay these expenses and charge the payment thereof against the assets of the Fund. Until paid, any such fees and expenses shall constitute a charge against the Fund. All taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon, or in respect of, the Fund or the income thereof, and any expense directly relating to the investments of the Fund such as brokerage commissions and registration charges, shall be paid from the Fund.


                                   ARTICLE 6

                             MAINTENANCE OF RECORDS

The Trustee shall keep accurate and detailed accounts of all investments. receipts, disbursements and other transactions hereunder, so as to reflect each separate investment fund, if applicable, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Company. Within 60 days following the close of the fiscal year of the Plan and within 60 days after the removal or resignation of the Trustee as provided in Article 7 hereof, the Trustee shall file with the Company a written account setting forth all investments. the receipts, the disbursements and other transactions effected by them during such fiscal year or during the period from the close of the last fiscal year to the date of such removal or resignation, and setting forth the current value of the Fund. Upon the expiration of 60 days from the date of filing such annual or other account the Trustee shall, to the extent permitted by law, be forever released and discharged from all liability and accountability to anyone with respect to the propriety of its acts and transactions shown in such account, except with respect to such acts or transactions to which the Company shall file with the Trustee written objections within such 60 day period. No person other than the Company may require an accounting or bring an action against the Trustee with respect to the trust created hereby or its actions as Trustee, except to the extent permitted by law.


                                   ARTICLE 7

                       REMOVAL OR RESIGNATION OF TRUSTEE
                      AND APPOINTMENT OF SUCCESSOR TRUSTEE

The Trustee may be removed by the Company at any time upon 90 days' prior written notice to the Trustee. The Trustee may resign at any time upon written notice to the Company. Such resignation shall effect upon the expiration of 90 days (or at any other time agreed upon by the Trustee and the Company). In the event of a vacancy in the office of Trustee as the result of a Trustee's removal or resignation, the Company shall appoint a successor individual or corporate trustee, who, upon acceptance of such appointment, shall have the

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same powers and duties as those conferred upon the original Trustee hereunder;
and, the title to all funds and properties constituting the Fund shall vest in those who shall from time to time be the Trustee hereunder.


                                  ARTICLE 8

                              IMMUNITY OF TRUSTEE

8.1  Protection of Trustee

     The Trustee shall be fully protected in relying upon written direction of the Recordkeeper as authorized by the Plan administrator. The Trustee shall be fully protected in acting upon any instrument, certificate or paper believed by them to be genuine and to be signed or presented by the proper person or persons, and the Trustee shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing, but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained. The Trustee shall not be liable for the proper application of any part of the Fund if action is taken by the Trustee in accordance with written directions of the Recordkeeper as herein provided.

8.2  Limitation of Liability

     The Trustee shall not be liable for the making, retention or sale of any investment or reinvestment made by it, in its own discretion, nor for any loss to, or diminution of the Fund, except due to its own gross negligence, willful misconduct, lack of good faith or failure to discharge its duties in accordance with Section 4.11, nor shall the Trustee be liable for the breach of responsibility of a the Plan administrator or other fiduciary of the Plan except as provided by law.

8.3  Indemnification

     The Trustee shall be indemnified by the Company and/or the Recordkeeper against its prospective costs, expenses and liability in connection with all litigation relating to the Plan, the Agreement or the Fund, except where the litigation is occasioned by the willful misconduct or gross negligence of the Trustee. No such indemnification shall extend or exist to the extent such costs, expenses and liabilities are covered by insurance or would be so covered if any policy then in force including a waiver of subrogation.

     Nothing in this Agreement shall preclude the purchase by or for the Trustee of one or more policies of insurance to protect the Trustee from liability for breach of fiduciary or co-fiduciary responsibility, provided, however, that if such insurance shall be purchased by the Fund

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     utilizing the assets thereof to pay premiums, such insurance must permit recourse by the insurer against the Trustee in the case of a breach by the Trustee of its fiduciary responsibilities.

8.4  Evidence of Action of Company

     Except as otherwise herein specifically provided, any action by the Company in accordance with any of the provisions of this Agreement shall be evidenced by:

     (a) a resolution of its board of directors (or similar governing body) certified to the Trustee over the signature of its secretary or assistant secretary or other duly authorized agent; or

     (b) an appropriate written authorization of the Plan administrator or Recordkeeper to which the board of directors has delegated the authority to take such action. and the Trustee shall be fully protected in acting in accordance with any such resolution or other authorization.

8.5  Reliance on Counsel

     The Trustee may from time to time consult with counsel (who may be counsel for the Company, the Trustee or the Recordkeeper) and shall be fully protected in acting upon the advice of counsel.


                                   ARTICLE 9

                           QUALIFIED INVESTMENT MANAGER

9.1  Appointment and Acknowledgement

     The Company may appoint a qualified investment manager to manage and control the investment and reinvestment of the Fund or a portion of the Fund in his sole discretion in accordance with Article 3. The accounts, books. and records of the Trustee shall reflect the segregation of said portion of the Fund in separate investment management accounts. Such investment manager shall accept his appointment and acknowledge his status as a fiduciary under the Plan in writing to the Trustee and shall be subject to the standard of conduct described in Section 4.11.

9.2  Qualification

     A qualified investment manager shall be (a) an investment adviser currently registered under the Investment Advisers Act of 1940: (b) a

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     bank, as defined in the Act, or (c) an insurance company qualified to perform investment management services under the laws of more than one state. Such qualification, along with his status as a fiduciary under the Plan, shall be acknowledged in writing to the Trustee.

9.3  Relation to Trustee

     The appointed investment manager shall direct the Trustee in exercising the powers enumerated in Articles 3 and 4 with respect to the separate investment management accounts under its management and control. The Trustee shall be under no duty to review such investment directions. Notwithstanding the provisions of Section 4.11, the Trustee shall not be liable for acting pursuant to any direction of, or failing to act in the absence of any direction from the investment manager, except as stated in
     Section 8.2.

9.4  Resignation or Removal

     Until notified by the Company of the resignation or removal of the investment manager, the Trustee shall be fully protected in relying on the acknowledgement and certification as delivered to it. Upon 30 days' prior written notice of such resignation or removal, the Trustee shall assume management responsibility for the Fund in accordance with Articles 3 and
     4. The Trustee shall relinquish management responsibility for the Fund to a successor investment manager upon 30 days' prior written notice by the Company of the new investment manager and upon receipt of such successor's acknowledgement and certification.


                                   ARTICLE 10

                         CONCERNING INSURANCE COMPANIES

No insurance company which shall have issued or which shall issue a contract or policy which forms a part of the Fund shall be deemed a party to this Agreement. A certification in writing by the Trustee as to the occurrence of any event contemplated by this Agreement shall be conclusive evidence thereof and the insurance company shall be protected in relying upon such certification and shall incur no liability for so doing. With respect to any action under any such contract, the insurance company may deal with the Trustee as the sole owner thereof and need not see that any action of the Trustee is authorized by this Agreement. Any change made or action taken by an insurance company upon the direction of the Trustee shall fully discharge the insurance company from all liability with respect thereto, and it need not see to the distribution or further application of any monies paid by it to the Trustee or paid in accordance with the direction of the Trustee.

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                                   ARTICLE 11

                           AMENDMENT AND TERMINATION

11.1 Amendment

     The Company reserves the right to amend, at any time, in whole or in part, any or all of the provisions of this Agreement by notice thereof in writing delivered to the Trustee, provided no such amendment which affects the rights, duties or responsibilities of the Trustee may be made without its consent.

11.2 Termination

     This Agreement and the trust created hereby may be terminated by the Company, upon 90 days' prior notice in writing to the Trustee, as of the last business day of any month. Upon such termination or upon the dissolution or liquidation of the Company, the Fund shall be paid out by the Trustee as and when directed by the Recordkeeper as directed by the Plan administrator in accordance with the provisions of Section 2. 1 hereof and, to the extent directed by the Recordkeeper, shall be used to purchase annuity or other contracts issued by any insurance company approved by the Plan administrator.


                                   ARTICLE 12

                             SPENDTHRIFT PROVISIONS

No benefit, which shall be payable out of the Fund to any person (including a participant of the Plan or his beneficiary), shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempt shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any participant of the Plan or his beneficiary nor shall any benefit be subject to attachment or other legal process for or against such person, and any such attempt shall not be recognized by the Trustee except with respect to (a) loans to participants, if applicable, under the terms of the Plan, (b) a Qualified Domestic Relations Order as defined in Section 414(p) of the Code and (c) such other instances as required by law.


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                                   ARTICLE 13

                      ADOPTION BY OTHER BUSINESS ENTITIES

Any corporation or other business entity may, with the approval of the board of directors (or similar governing body) of the Company, by resolution of its own board of directors (or similar governing body), adopt the trust hereby created if such corporation or other business entity shall have adopted the Plan. Contributions made by such business entity shall be invested and maintained together with the contributions made hereunder by the Company and any other adopting business entity.


                                   ARTICLE 14

                           CONSTRUCTION OF AGREEMENT

This Agreement and the trust created hereby shall be administered, construed and enforced according to the laws of the State of Delaware, and the Trustee shall be liable to account only in the courts of that state. All transfers of funds or other property to the Trustee shall be deemed to take place in the State of Delaware. The Trustee may at any time initiate an action or proceeding for the settlement of their accounts or for the determination of any question of construction which may arise or for instructions, and the only necessary parties defendant to such action or proceeding shall be the Company and the Plan administrator, except that the Trustee may bring in as parties defendant any other person or persons.


                                   ARTICLE 15

                            MISCELLANEOUS PROVISIONS


15.1 Disposition of Unclaimed Benefits

     In the event that any check in payment of benefits under the Plan remains outstanding at the expiration of six months from the date of mailing of such check to the last known address of the payee, the Trustee, upon written notification from the Plan administrator, shall stop payment of all such outstanding checks and shall suspend the issuance of any further checks, if any, to such payee. If, during the three-year period from the date of mailing of the first such check, the Plan administrator cannot establish contact with the payee by taking such action as it deems appropriate and the payee does not make contact with the Plan administrator, the Plan administrator shall notify the Trustee to dispose of such unpaid benefits in the manner prescribed by the Plan.

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15.2 Severability

     Should any provision of this Agreement or any regulation adopted hereunder be deemed or held to the unlawful or invalid for any reason, such fact shall not adversely affect the other provisions herein or regulations hereunder contained unless such invalidity shall render impossible or impractical the functioning of this Agreement and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

15.3 Titles, Headings, Number and Gender

     The titles and headings of the Sections in this instrument are for convenience of reference only and. in the event of any conflict, the text of this instrument, rather than such titles and headings, shall control. Wherever used, the masculine pronoun shall include the feminine and the feminine pronoun shall include the masculine and the singular shall include the plural and the plural shall include the singular.

15.4 Counterparts as Original

     This Agreement has been executed in counterparts, each of which so executed shall be construed an original.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this day of November, 1993.


                                           GLOBAL ENVIRONMENTAL
                                           SOLUTIONS, INC.

                                           By: ___________________________
ATTEST:

_________________________________


                                           WILMINGTON TRUST COMPANY


                                           By:_____________________________


ATTEST:

_________________________________

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